UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2011

eLoyalty Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-27975	36-4304577
(Commission File Number)	(I.R.S. Employer Identification No.)

150 Field Drive, Suite 250, Lake Forest, Illinois	60045
(Address of Principal Executive Offices)	(Zip Code)

(847) 582-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 26, 2011, eLoyalty Corporation (“eLoyalty” or the “Company”) entered into a Dispute Resolution Agreement (the “Agreement”) with TCV III, G.P., TCV III (Q), L.P., TCV III, L.P., TCV III Strategic Partners, L.P., TCV IV, L.P. and TCV IV Strategic Partners, L.P. (collectively, “TCV”), each in its capacity as a holder of 7% Series B Convertible Preferred Stock (the “Series B Preferred Stock”). TCV is the beneficial holder of approximately 53% of the Company’s outstanding Series B Preferred Stock and 16% of the Company’s outstanding common stock on a fully diluted basis.

The Agreement relates to the Company’s Acquisition Agreement, dated as of March 17, 2011, providing for the Company’s sale of assets used in its Integrated Contact Solutions Business Unit (the “ICS Sale”) to a subsidiary of TeleTech Holdings, Inc. In particular, the Company and Sutter Hill Ventures, the other holder of a significant percentage of the outstanding Series B Preferred Stock, have differing views from TCV regarding the effect of the closing of the ICS Sale under the Certificate of Designations for the Series B Preferred Stock. The Agreement provides that, subject to certain conditions, the Company and TCV shall submit to a final and binding arbitration in the Court of Chancery of the State of Delaware no later than 45 days following the closing of the ICS Sale unless the parties have reached a settlement prior to such time. During the pendency of any arbitration, the Company agreed to maintain cash and cash equivalents in an amount sufficient to pay in full the liquidation preference on the Series B Preferred Stock.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On April 26, 2011, eLoyalty entered into a Second Amended and Restated Employment Agreement (the “Amended Employment Agreement”) with Kelly D. Conway, the Company’s President and Chief Executive Officer, that includes a waiver of certain rights by Mr. Conway that would otherwise arise upon the closing of the ICS Sale. Specifically, Mr. Conway agreed to waive his “good reason” severance rights and accelerated vesting with respect to 265,028 shares of outstanding restricted stock. In view of the reduction in the size and scope of the Company’s operations following the closing of the proposed ICS Sale, the Amended Employment Agreement includes a reduction in Mr. Conway’s contractual base salary from $480,000 to $300,000 and a reduction in his target bonus amount from 110% of base salary to a fixed amount of $300,000. The Amended Employment Agreement also provides for changes in Mr. Conway’s cash severance and death/disability benefits from formula amounts to fixed amounts of $1,200,000 and $800,000, respectively. Finally, in consideration of these changes and in recognition of Mr. Conway’s significant efforts in connection with the proposed ICS Sale, the Amended Employment Agreement provides for a transaction bonus, payable to Mr. Conway upon the closing of the proposed ICS Sale, equal to $90,000 in cash and 50,000 options to purchase eLoyalty common stock. The effectiveness of Mr. Conway’s Amended Employment Agreement is contingent upon the closing of the proposed ICS Sale.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eLOYALTY CORPORATION

Date: May 2, 2011	By:	/S/ WILLIAM B. NOON
	Name:	William B. Noon
	Title:	Vice President and Chief Financial Officer